Exhibit 10.2

Description of Operating Committee Medical Coverage

All members of the Operating Committee of Morgan Stanley (the “Company”) are eligible to participate in Company-sponsored health and insurance benefit programs available in the relevant jurisdiction to similarly situated employees. Operating Committee members are also eligible to participate in Morgan Stanley’s Executive Health Program under which each Operating Committee member is eligible to receive Company-funded access to a private primary care physician offering on-call services and an annual executive health care assessment. Operating Committee members who retire with three or more years of service with the Company are eligible to receive retiree medical coverage for themselves and their eligible dependents paid by the Company. The Executive Health Program and retiree medical coverage for Operating Committee members may be amended or discontinued at any time, including to curtail benefits for some or all covered individuals, to change the cost of coverage and to implement changes required by federal, state and local legislation.